Exhibit 2.1

Execution Version

This FIRST AMENDMENT TO THE AGREEMENT AND PLAN OF MERGER, dated December 17, 2021 (this “Amendment”), is entered into by and between Quantum FinTech Acquisition Corporation, a Delaware corporation (“Quantum”), TradeStation Group, Inc., a Florida corporation (the “Company”), and TSG Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“Merger Sub”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, on November 4, 2021, the parties hereto entered into the Agreement and Plan of Merger (the “Merger Agreement”).

WHEREAS, the parties hereto desire to amend the terms of the Merger Agreement to reflect certain changes to the Merger Agreement, including certain changes to Exhibit B – Form of Amended and Restated Company Charter (“Exhibit B”), on the terms and conditions set forth in this Amendment.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendment to Section 3.01(b). Section 3.01(b) is hereby amended and restated in its entirety as follows:

“(b) At the Effective Time, each share of Quantum Common Stock issued and outstanding immediately prior to the Effective Time (other than any Excluded Share, PIPE Share and Quantum Sponsor Share) will be converted into, and each holder thereof shall be entitled to receive for each such share, a number of shares of Company Common Stock equal to the lower of (A) 1.3727 and (B) (1) the sum of (x) the Post-Redemption Quantum Public Share Number plus (y) 750,000 divided by (2) the Post-Redemption Quantum Public Share Number.”

2. Amendment to Exhibit B. Sections 1X.A and IX.B of Exhibit B are hereby amended and restated in their entirety as follows:

“A. Except as otherwise provided in the Restated Articles or the FBCA, the business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. Except as otherwise provided for or fixed pursuant to the provisions of Article IV (including any resolution or resolutions with respect to any series of Preferred Shares) and this Article IX relating to the rights of the holders of any series of Preferred Shares to elect additional directors, the total number of directors constituting the whole Board of Directors shall be determined from time to time exclusively by resolution adopted by the Board of Directors. The current directors shall serve for a term expiring on the date of the first annual meeting of shareholders following the date the Common Shares are first publicly traded after the date of the Restated Articles (the “Listing Date”). At each annual meeting of shareholders commencing with the first annual meeting following the Listing Date, the directors shall be elected until the next annual meeting of shareholders following their election. Any such director shall hold office until such next annual meeting and until his or her successor shall be elected and qualified, or his or her earlier death, resignation, retirement, disqualification or removal from office.

B. Subject to the rights granted to the holders of any one or more series of Preferred Shares then outstanding, any newly-created directorship on the Board of Directors that results from an increase in the total number of directors and any vacancy occurring in the Board of Directors (whether by death, resignation, retirement, disqualification, removal or other cause) shall be filled by the affirmative vote of a majority of the directors then in office (other than directors elected by the holders of any series of Preferred Shares, voting separately as a series or together with one or more series, as the case may be), although less than a quorum, by a sole remaining director or by the shareholder. Any director elected to fill a vacancy or newly created directorship shall hold office until the next annual meeting of shareholders and until his or her successor shall be elected and qualified, or until his or her earlier death, resignation, retirement, disqualification or removal from office.”

3. References to the Merger Agreement. After giving effect to this Amendment, each reference in the Merger Agreement to “this Agreement,” “hereof,” “hereunder,” “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment, and all references in the Company Disclosure Schedules to “the Agreement” shall refer to the Merger Agreement as amended by this Amendment. All references in the Merger Agreement and the Company Disclosure Schedules to “the date hereof” and “the date of this Agreement” shall refer to November 4, 2021.

4. Other Miscellaneous Terms. The provisions of Article XIII of the Merger Agreement shall apply mutatis mutandis to this Amendment, and to the Merger Agreement as modified by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

5. Amendment. Except as expressly amended by this Amendment, the terms of the Merger Agreement shall remain unchanged and continue in full force and effect.

6. Governing Law. This Amendment and all Actions (whether in tort, contract or otherwise) that may be based upon, arise out of or relate to this Amendment or the negotiation, execution or performance of this Amendment shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

7. Counterparts. This Amendment may be executed by facsimile or via scan/email, DocuSign or a similar method, and in counterparts, all of which shall be considered an original and one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

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The parties hereto have caused this Amendment to be signed by their respective officers thereunto duly authorized as of the date first written above.

QUANTUM FINTECH ACQUISITION CORPORATION

By:	/s/ John Schaible
Name:	John Schaible
Title:	CEO

TRADESTATION GROUP, INC.

By:	/s/ John Bartleman
Name:	John Bartleman
Title:	President

TSG MERGER SUB, INC.

By:	/s/ John Bartleman
Name:	John Bartleman
Title:	President

[Signature page to the Amendment to the Merger Agreement]